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Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
 (In thousands, except per-share data)



                                       THREE MONTHS ENDED  NINE MONTHS ENDED
                                               MAY 31              MAY 31
                                         1994      1993      1994      1993


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)     49,578    49,559    49,571    49,554

  Net Income                           $22,928   $20,511   $58,373   $53,731

  Primary Earnings per Share             $ .46     $ .41     $1.18     $1.08


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                         49,578    49,559    49,571    49,554

  Additional Shares Assuming Exercise
    of Options:
      Options exercised                    717       567       716       567
      Treasury stock purchased with
        proceeds                          (636)     (493)     (656)     (493)

  Average Common Shares Outstanding
     (as adjusted)                      49,659    49,633    49,631    49,628

  Net Income                           $22,928   $20,511   $58,373   $53,731

  Fully Diluted Earnings per Share       $ .46     $ .41     $1.18     $1.08